Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the inclusion of our report dated March 31, 2026, with respect to our audits of Evolution Metals LLC's consolidated financial statements as of December 31, 2025 and 2024 and for the year ended December 31, 2025 and the period from February 8, 2024 (inception) to December 31, 2024, that appears in this Amendment No.2 to Form 8-K of Evolution Metals & Technologies Corp. Our report contained an explanatory paragraph regarding substantial doubt about Evolution Metals LLC’s ability to continue as a going concern.

/s/ UHY LLP

New York, New York

March 31, 2026